Exhibit 10.3

CHANGE-IN-CONTROL RETENTION AGREEMENT

This Agreement is entered into as of June     , 2019, by and between Nordson Corporation, an Ohio corporation (“Nordson” or the “Company”), and Sundaram Nagarajan, an individual (“Executive”).

Executive is an executive and key employee of Nordson and is now serving Nordson as its President and Chief Executive Officer. Nordson desires to assure itself of continuity of management in the event of any threatened or actual Change-in-Control, to provide inducements for Executive not to compete with Nordson, and to assure itself, in the event of any threatened or actual Change-in-Control, of the continued performance of services by Executive on an objective and impartial basis and without distraction by concern for Executive’s employment status and security. In order to induce Executive to remain in its employ, Nordson agrees that if Executive’s employment with Nordson is terminated after a Change-in-Control under certain circumstances as described below, Nordson will pay the severance benefits set forth in this Agreement.

Nordson and Executive agree as follows:

1.  Operation of Agreement. This Agreement will be effective and binding immediately upon Executive’s hire date, August 1, 2019 (the “Effective Date”) but will not be operative unless and until there has been a Change-in-Control while Executive is in the employ of Nordson. If a Change-in-Control occurs while Executive is in the employ of Nordson, this Agreement will become operative immediately and (subject only to the possible undoing of the particular Change-in-Control, as provided in Section 14 below) will continue in effect in accordance with its terms.

2.  Retention Period. If and when a Change-in-Control occurs, Nordson will continue to employ Executive and Executive will continue in the employ of Nordson during the period (the “Retention Period”) that begins on the first date on which a Change-in-Control occurs (the “Change in Control Date”) and ends at the close of business on the second anniversary of the Change-in-Control Date, except that Executive’s employment may be terminated during the Retention Period as provided in Section 5 below.

3.  Position, Duties, Responsibilities. At all times during the Retention Period, Executive will:

(a) hold the same position with substantially the same duties and responsibilities as an executive of Nordson as Executive held immediately before the Change-in-Control, as those duties and responsibilities may be extended from time to time during the Retention Period by Nordson’s Board of Directors (the “Board”);

(b) observe all Nordson policies applicable to Nordson executive personnel; and

(c) devote his business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of Nordson to generally the same extent as Executive did so prior to the Change-in-Control.

Nothing in this Agreement will preclude Executive from devoting reasonable periods of time to charitable and community activities or the management of Executive’s investment assets provided those activities do not materially interfere with the performance of Executive’s duties under this Agreement.

4.  Compensation and Benefits During the Retention Period. During the Retention Period, Executive will be entitled to the same base salary and to the same or equivalent other elements of total direct compensation opportunity (consisting of, short and long term incentive compensation, equity grants, and executive perquisites) and employee pension and welfare benefits as that afforded to Executive by Nordson immediately before the Change-in-Control Date.

5.  Termination Following a Change in Control. During the Retention Period, Executive’s employment with Nordson may be terminated only in accordance with one of the subsections of this Section 5. For all purposes of this Agreement, the term “Employment Termination Date” means the last date on which Executive is employed by Nordson.

(a) By Nordson for Cause. Nordson may terminate Executive’s employment under this Agreement for “Cause,” effective immediately upon giving notice of termination, if:

(i) Executive commits a felony or an act or series of acts that results in material injury to the business or reputation of the Company or any subsidiary; or

(ii) Executive willfully fails to perform his duties of employment, if such failure has not been cured in all material respects within thirty (30) days after the Company or any subsidiary, as applicable, gives written notice thereof; or

(iii) Executive breaches any material term, provision, or condition of employment, which breach has not been cured in all material respects within thirty (30) days after the Company or any subsidiary, as applicable, gives written notice thereof; or

(iv) Executive materially fails to comply with the Company’s Code of Business and Ethical Conduct.

(b) By Nordson without Cause. Nordson may terminate Executive’s employment under this Agreement without Cause at any time, effective immediately upon giving notice of that termination.

(c) By Executive for Good Reason. Subject to compliance with the notice and opportunity for cure requirements set forth at the end of this Section 5(c), Executive may terminate his employment under this Agreement for “Good Reason” if any of the following circumstances occurs during the Retention Period without Executive’s express written consent:

(i) a material and adverse change in the authorities, powers, functions, or duties attached to Executive’s position from those authorities, powers, functions, and duties as they existed immediately before the Change-in-Control Date (but a change in the office or officer to whom Executive reports will not, in itself, be deemed to be a material adverse change in Executive’s authorities, powers, functions, or duties for these purposes); or

(ii) a reduction in Executive’s annual base salary from that provided immediately before the Change-in-Control Date, without Executive’s prior consent;

(iii) a material failure by Nordson to make available to Executive compensation plans, employee pension plans, and employee welfare benefit plans (collectively, “Plans”) and other benefits and perquisites that provide opportunities to receive overall compensation and benefits and perquisites at least equal to the opportunities for overall compensation and benefits and perquisites that were available to Executive immediately before the Change-in-Control Date;

(iv) a change in the location of Executive’s principal place of employment by more than 50 miles from the location where Executive was principally employed immediately before the Change-in-Control Date;

(v) a significant increase in the frequency or duration of Executive’s business travel; or

(vi) any material breach of this Agreement by the Company, which breach has not been cured in all material respects within thirty (30) days after Executive gives written notice thereof.

Executive shall give written notice of termination for Good Reason based on any particular circumstance described in any of (i) through (vi) of this Section 5(c) by giving notice of that intention (and of the particular circumstance on which the notice is based) not later than 90 days after Executive becomes aware of the existence of that particular circumstance. Any notice by Executive of termination for Good Reason must specify a date, not later than 90 days and not less than 30 days after the date on which the notice is given, that Executive proposes as Executive’s Employment Termination Date. If Nordson cures the circumstance identified by Executive in Executive’s notice before the proposed Employment Termination Date, Executive will not be entitled to terminate for Good Reason based upon the cured circumstance and Executive’s notice will be deemed rescinded. If Nordson fails to so cure before the proposed Employment Termination Date, Executive’s employment will terminate for Good Reason effective on that date.

(d) By Executive without Good Reason. Executive may terminate his employment under this Agreement without Good Reason at any time, effective immediately upon giving of notice of that termination.

(e) Upon Death or Retirement. Upon the death or Retirement of Executive, Executive’s employment under this Agreement will terminate without further notice, effective as of the date of death or Retirement. For all purposes of this Agreement, “Retirement” means Executive’s termination of employment under the terms of the applicable Nordson retirement plan as in effect immediately before the Change-in-Control Date.

(f) Upon Total Disability. Nordson may terminate Executive’s employment under this Agreement, effective thirty days after the giving of notice by Nordson, if Executive suffers a Total Disability. For all purposes of this Agreement, “Total Disability” means a physical or mental impairment, due to accident or illness, that renders Executive permanently incapable of performing the duties attached to Executive’s position as those duties existed immediately before the Change-in-Control Date.

6.  Payments upon Termination.

(a) Termination for Cause or without Good Reason. If during the Retention Period Nordson terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason, Executive will not be entitled to any termination, separation, severance, or similar benefits under this Agreement.

(b) Termination Upon Executive’s Total Disability, Retirement, or Death. If during the Retention Period Executive’s employment is terminated as a result of Executive’s Total Disability, Retirement, or death, Executive will be entitled to benefits under and in accordance with Nordson’s disability, retirement, and death benefit (including life insurance policies) plans and policies as in effect immediately before the Change-in-Control Date, or benefits equivalent thereto. In addition, Nordson will pay to Executive (or to Executive’s estate in the event of Executive’s death) any Unpaid Prior Year Cash Incentive and a Current Year Pro Rata Cash Incentive. For all purposes of this Agreement, the term “Unpaid Prior Year Cash Incentive” means any cash incentive payment for the fiscal year ended immediately before the fiscal year in which the Employment Termination Date occurs that remains unpaid as of the Employment Termination Date (whether or not, under normal practice, that cash incentive payment would not be paid until a date later than the Employment Termination Date).

For all purposes of this Agreement, the term “Current Year Pro Rata Cash Incentive” means (x) an amount calculated on the same date and in the same manner as Executive’s annual cash incentive payment under the relevant cash incentive plan in effect for the fiscal year in which the Employment Termination Date occurs would have been calculated if Executive’s employment had not been terminated and, to the extent relevant to that calculation, Executive’s performance through the entire fiscal year had been equal to Executive’s performance during the part of the fiscal year ending on the Employment Termination Date, multiplied by (y) a fraction, the numerator of which is the number of days in the partial fiscal year ending on the Employment Termination Date and the denominator of which is 365. Unless any payment under this Section 6(b) must be postponed by reason of Section 409A of the Internal Revenue Code (as provided in Exhibit A to this Agreement): Nordson will pay any Unpaid Prior Year Cash Incentive at the same time that amount would have been paid if Executive’s employment had continued indefinitely but not later than March 15 of the year in which the Employment Termination Date occurs; Nordson will pay any Current Year Pro Rata Cash Incentive at the same time that amount would have been paid if Executive’s employment had continued indefinitely but not later than March 15 of the year immediately after the year in which the Employment Termination Date occurs; and Nordson will pay any other benefits or amounts payable pursuant to this Section 6(b) at the time specified in the applicable plan.

(c) Termination without Cause or for Good Reason. If during the Retention Period Executive’s employment is terminated by Nordson without Cause or by Executive for Good Reason, Nordson will pay and provide to Executive the following compensation and benefits:

(i) Accrued Obligations. Nordson will pay to Executive base salary through the Employment Termination Date (at the rate in effect immediately before the Employment Termination Date), any Unpaid Prior Year Cash Incentive, a Current Year Pro Rata Cash Incentive, and all other amounts to which Executive is entitled under any Nordson compensation plan applicable to Executive that is listed on Exhibit B to this Agreement, or any successor compensation plan to that listed on Exhibit B to this Agreement. Unless any payment under this Section 6(c)(i) must be postponed by reason of Section 409A of the Internal Revenue Code (as provided in Exhibit A to this Agreement), Nordson will pay any base salary within five business days of the Employment Termination Date; Nordson will pay any Unpaid Prior Year Cash Incentive at the same time that amount would have been paid if Executive’s employment had continued indefinitely but not later than March 15 of the year in which the Employment Termination Date occurs; Nordson will pay any Current Year Pro Rata Cash Incentive at the same time that amount would have been paid if Executive’s employment had continued indefinitely but not later than March 15 of the year immediately after the year in which the Employment Termination Date occurs; and Nordson will pay any other amounts payable pursuant to this Section 6(c)(i) at the time specified in the applicable compensation plan.

(ii) Severance Payment. Nordson will pay to Executive a severance payment equal to two times the sum of (x) Executive’s annual base salary (at the rate in effect immediately before the Employment Termination Date) plus (y) Executive’s annual target cash incentive payment in effect on the Employment Termination Date. Unless this payment must be postponed by reason of Section 409A of the Internal Revenue Code (as provided in Exhibit A to this Agreement), Nordson will pay this amount to Executive within five business days of the Employment Termination Date.

(iii) Continuing Plan Coverage. For a period of two years following the Employment Termination Date, Nordson will maintain in full force and continue to provide full benefits to Executive under all life insurance, health (medical, dental and vision), accidental death and dismemberment, pension, disability and tax and financial planning plans and programs in which Executive was entitled to participate immediately before the Employment Termination Date, except that (x) if Executive’s continued participation is not possible under the general terms and provisions of any such plan or program, Nordson will provide Executive with benefits equivalent to those provided by each such plan and program, and (y) Nordson will not be required to maintain any of these plans and programs, or the equivalent thereof, after Executive has either reached the normal retirement date under the retirement or pension plan in effect immediately before the Change-in-Control Date or secured full time employment with another employer that provides benefits to Executive under a comparable plan or program that are at least substantially equal to the benefits provided by Nordson. To assure compliance with Section 409A of the Internal Revenue Code, the timing of the provision of any benefits under this Section 6(c)(iii) will be subject to Exhibit A to this Agreement if and to the extent any part of that section is applicable according to its terms. Any rights that Executive and/or his qualified beneficiaries may have to continuation of health plan coverage in accordance with the requirements of applicable law (e.g. “COBRA coverage” under the Employee Retirement Income Security Act of 1974) will run concurrently with the continuation of welfare benefits under this Section 6(c)(iii), such that Executive will timely elect such continuation coverage and Nordson will be responsible for necessary premium payments on behalf of Executive. The portion of such premium payments paid by Nordson will be taxable to Executive. Nordson may require Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and Executive’s COBRA coverage may be terminable in accordance with applicable law.

(iv) Lump Sum Payment Based on Additional Two Years of Age and Service under Pension and Excess Defined Benefit Plans. Nordson will pay to Executive a lump sum amount equal to the amount by which the aggregate actuarial present value, calculated as of the Employment Termination Date, of all amounts payable with respect to Executive under the Nordson Corporation Salaried Employees Pension Plan, the Nordson Corporation 2005 Excess Defined Benefit Pension Plan, and the Nordson Corporation Amended and Restated 2005 Excess Defined Benefit Pension Plan (or equivalent plans) would be increased if Executive had an additional two years of age and an additional two years of service credit under each of these plans. Unless this payment must be postponed by reason of Section 409A of the Internal Revenue Code (as provided in Exhibit A to this Agreement), Nordson will pay this amount to Executive within five business days of the Employment Termination Date.

(v) Career Counseling. Nordson will make available to Executive, at Nordson’s expense, outplacement counseling services. Executive may select the organization that will provide Executive with such services, provided that Nordson will not be required to pay more than $50,000 for any such services. To assure compliance with Section 409A of the Internal Revenue Code, the timing of the provision of any benefits under this Section 6(c)(v) will be subject to Exhibit A to this Agreement if and to the extent any part of that section is applicable according to its terms.

(vi) Vesting and Additional Two Years of Age and Service under Supplemental Individual Pension Benefit. Executive will immediately become fully vested in the Supplemental Individual Pension Benefit (as defined in the Employment Agreement, dated June 10, 2019, by and between Executive and Nordson (the “Employment Agreement”)), and Nordson will credit Executive with an additional two years of service credit and add an additional two years to Executive’s age for purposes of determining the benefit under the Supplemental Individual Pension Benefit.

(vii) Long-Term Incentive Compensation. Nordson will settle on a prorata basis any awards with performance-based vesting requirements granted Executive under the Amended and Restated Nordson Corporation 2012 Stock Incentive and Award Plan, or any successor thereto (the “Stock Incentive and Award Plan”) for any performance period(s) not completed on the Employment Termination Date based upon actual performance in each such applicable performance period, as determined at the end of the applicable performance period and prorated based on the number of days during the applicable performance period that have elapsed prior to the Employment Termination Date compared to the total number of days in the performance period. Such settlement will be made in a lump sum after the end of the applicable performance period with respect to which it is to be calculated, and by the later of (a) 2-1/2 months after the end of the calendar year in which the amount to be paid is no longer subject to a “substantial risk of forfeiture,” or (b) 2-1/2 months after the end of the taxable year of Nordson in which the amount to be paid is no longer subject to a “substantial risk of forfeiture.” For this purpose, the term “substantial risk of forfeiture” will be determined within the meaning of Treasury Regulations Section 1.409A-1(b)(4) and (d). Executive will immediately become fully vested in all outstanding unvested stock options subject to time-based vesting requirements granted to Executive under the Stock Incentive and Award Plan. Any restrictions on transfer and any time-based vesting requirements on grants of restricted shares of Nordson common stock granted to Executive under the Stock Incentive and Award Plan will immediately and completely lapse.

(viii) Vesting under Deferred Compensation Plan. Executive will immediately become fully vested in any accrued but unvested benefits, if any, under the Amended and Restated Nordson Corporation 2005 Deferred Compensation Plan.

7.  No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Agreements. Nordson’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that Nordson may have against Executive. Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as expressly provided in Section 6(c)(iii) as to continuing coverage of benefit plans, the amount of any payment or benefits provided for under this Agreement will not be reduced by any compensation or benefits earned by Executive as the result of employment by another employer or otherwise after the Executive’s termination date. Except as otherwise provided in the Employment Agreement, the provisions of this Agreement will not affect the validity or enforceability of any other agreement between Nordson and Executive, and the benefits provided under this Agreement will be additive to any other benefits promised to Executive under any such other agreement. Moreover, this Agreement will not operate to negate any other assurances provided to Executive.

8.  Effect of Disability. If Executive becomes disabled and Executive’s disability does not rise to the level of a Total Disability during the Retention Period to such an extent that Executive is prevented permanently from performing his duties under this Agreement by reason of physical or mental incapacity:

(a) Executive will be entitled to disability and other benefits at least equal to those that would have been available to Executive had Nordson continued, throughout the period of Executive’s disability, all of its programs, benefits, and policies with respect to disabled employees that were in effect immediately before the Change-in-Control Date, and

(b) if Executive recovers from his disability before the expiration of the Retention Period, Executive will be reinstated as an active employee for the remainder of the Retention Period under and subject to all of the terms of this Agreement including, without limitation, Nordson’s right to terminate Executive for or without Cause under Sections 5(a) and 5(b), respectively.

9.  Confidential Information. Executive will not, at any time after the Effective Date, either directly or indirectly, disclose or make known to any person, firm, or corporation any confidential information, trade secret, or proprietary information of Nordson that Executive may have acquired before the Effective Date or may acquire after the Effective Date in the performance of Executive’s duties as an Executive of Nordson. Upon the termination of Executive’s employment with Nordson, Executive will deliver forthwith to Nordson any and all literature, documents, correspondence, and other materials and records furnished to or acquired by Executive during the course of Executive’s employment.

10. Noncompetition. During the Retention Period Executive will not act as a proprietor, investor, director, officer, Executive, substantial stockholder, consultant, or partner in any business engaged to a material extent in direct competition with Nordson in any market in any line of business engaged in by Nordson during the Retention Period.

11. Costs of Enforcement. Nordson will pay and be solely responsible for any and all costs and expenses (including attorneys’ fees) incurred by Executive in seeking to enforce Nordson’s obligations under this Agreement unless and to the extent a court of competent jurisdiction determines that Nordson was relieved of those obligations because:

(a) Nordson terminated Executive’s employment for Cause,

(b) Executive voluntarily terminated his employment other than for Good Reason, or

(c) Executive materially and willfully breached his agreement not to compete with Nordson or his agreement with respect to confidential information and that breach directly caused substantial and demonstrable damage to Nordson.

Nordson will forthwith pay directly or reimburse Executive for any and all such costs and expenses upon presentation from time to time by Executive or by counsel selected by Executive of a statement or statements prepared by Executive or by that counsel of the amount of such costs and expenses. If and to the extent a court of competent jurisdiction renders a final binding judgment determining that Nordson was relieved of its obligations for any of the reasons set forth in (a), (b) or (c) above, Executive will repay the amount of those payments or reimbursements to Nordson. In addition to the payment and reimbursement of expenses of enforcement provided for in this Section 11, Nordson will pay to Executive in cash, as and when Nordson makes any payment on behalf of, or reimbursement to, Executive, an additional amount sufficient to pay all federal, state, and local taxes (whether income taxes or other taxes) incurred by Executive as a result of (x) payment of the expense or receipt of the reimbursement, and (y) receipt of the additional cash payment. Nordson will also pay to Executive interest (calculated at the Wall Street Journal Prime Rate from time to time in effect, compounded monthly) on any payments or benefits that are paid or provided to Executive later than the date on which due under the terms of this Agreement. To assure compliance with Section 409A, Nordson will make any payments to or on behalf of Executive that are required under this Section 11 subject to and as provided in Exhibit A to this Agreement.

12.    Compliance with Section 409A. All of the provisions of Exhibit A to this Agreement, captioned “Compliance with Section 409A,” will apply as between Nordson and Executive as fully as if those provisions had been written directly into the body of this Agreement.

13. “Change in Control” Defined. For purposes of this Agreement, a “Change-in-Control” means the occurrence of one of the following events:

(a) a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of Nordson representing 25% or more of the combined voting power of Nordson’s then outstanding securities;

(b) Nordson is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of Nordson’s securities immediately before such merger or consolidation;

(c) all or substantially all of the assets of Nordson are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

(d) during any period of 24 consecutive months, individuals who were members of the Board (“Directors”) at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by Nordson’s shareholders, of more than one half of any new Directors was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the 24 month period.

14. Possible Undoing of a Change in Control and Its Effect on this Agreement. If a Change-in-Control as defined in Section 13(a) above occurs while Executive is in the employ of Nordson with the result (as provided in Section 1) that this Agreement becomes operative and, thereafter, on any later date, all three of the following conditions are satisfied:

(a) the acquiring person has transferred or otherwise disposed of sufficient securities of Nordson in one or more transactions, to a person or persons other than affiliates of the acquiring person or any persons with whom the acquiring person has agreed to act together for the purpose of acquiring, holding, voting, or disposing of securities of Nordson, so that, after the transfer or other disposition, the acquiring person is no longer the beneficial owner, directly or indirectly, of securities of Nordson representing 10% or more of the combined voting power of Nordson’s then outstanding securities;

(b) no other event constituting a Change-in-Control had occurred; and

(c) Executive’s employment with Nordson has not been terminated by Nordson without Cause or by Executive for Good Reason;

then, for all purposes of this Agreement, the filing of the report constituting a Change-in-Control under Section 13(a) will be treated as if it had not occurred and this Agreement will return to the status it had immediately before the filing of the report constituting a

Change-in-Control under Section 13(a). Accordingly, if and when a subsequent Change-in-Control occurs, this Agreement will again become operative on the date of that subsequent Change in Control.

15. Miscellaneous.

(a) Executive Rights. Nothing expressed or implied in this Agreement creates any right or duty on the part of Nordson or Executive to have Executive remain in the employ of Nordson before any Change-in-Control and Executive will have no rights under this Agreement if Executive’s employment with Nordson is terminated for any reason or for no reason before any Change-in-Control. Nothing expressed or implied in this Agreement creates any duty on the part of Nordson to continue in effect, or continue to provide to Executive, any plan or benefit unless and until a Change-in-Control occurs. If, before a Change-in-Control, Nordson ceases to provide any plan or benefit to Executive, nothing in this Agreement will be construed to require Nordson to reinstitute that plan or benefit to Executive upon the later occurrence of a Change-in-Control. All payments under this Agreement shall be subject to withholding, deductions and contributions as required by law.

(b) Notices. All communications provided for in this Agreement are to be in writing and will be deemed to have been duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to Nordson (Attention: Executive Vice President, General Counsel and Secretary) at its principal executive office and to Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance with this Section 15b, except that notices of change of address will be effective only upon receipt.

(c) Assignment, Binding Effect.

(i) This Agreement will be binding upon and will inure to the benefit of Nordson and Nordson’s successors and assigns. Nordson will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Nordson, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Nordson would be required to perform it if no such succession had taken place.

(ii) This Agreement will succeed and have priority over any prior employment agreement between Nordson and Executive (other than the Employment Agreement) and be binding upon Executive, and this Agreement and all rights of Executive under this Agreement will inure to the benefit of, and be enforceable by, Executive and Executive’s personal or legal representatives, executors, or administrators. No right, benefit, or interest of Executive under this Agreement will be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation, or to execution, attachment, levy, or similar process; except that Executive may assign any right, benefit, or interest under this Agreement if that assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing the right, benefit, or interest.

(d) Invalid Provisions. Any provision of this Agreement that is prohibited or unenforceable will be ineffective to the extent, but only to the extent, of the prohibition or unenforceability without invalidating the remaining portions of this Agreement and all remaining portions of this Agreement will continue to be in full force and effect. If any provision of this Agreement is determined to be invalid or unenforceable, the parties will negotiate in good faith to replace that provision with another provision that will be valid and enforceable and that is as close as practicable to the provision held invalid or unenforceable.

(e) Modification. No modification, amendment, or waiver of any of the provisions of this Agreement will be effective unless in writing, specifically referring to this Agreement, and signed by both parties.

(f) Waiver of Breach. The failure at any time of a party to enforce any of the provisions of this Agreement or to require performance by the other party of any of the provisions of this Agreement will not be construed to be a waiver of those provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(g) Governing Law. This Agreement has been made in and is to be governed and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed entirely within that state.

(h) Employment by Subsidiary. If the recitals to this Agreement indicate that as of the Effective Date Executive is employed by a subsidiary of Nordson, all references to continued employment of Executive by Nordson are to be construed as references to continued employment of Executive by the subsidiary and any termination of Executive’s employment with the subsidiary are to be construed as termination of Executive’s employment with Nordson. For the avoidance of doubt, all references to a Change in Control are to changes in control of Nordson, not of the subsidiary and all references to the Board are to the Board of Directors of Nordson, not of the subsidiary.

In witness whereof, Nordson and Executive have executed this Agreement as of the day and year first above written.

Nordson Corporation By: Gina A. Beredo Executive Vice President, General Counsel and Secretary	Executive Sundaram Nagarajan

EXHIBIT A

COMPLIANCE WITH SECTION 409A

A.1 Six Month Delay on Certain Payments, Benefits, and Reimbursements. If Executive is a “specified employee” for purposes of Section 409A, as determined under Nordson’s policy for determining specified employees on the Employment Termination Date, each payment, benefit, or reimbursement paid or provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date that is exactly six months after the Employment Termination Date (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Employment Termination Date) through the date that is exactly six months after the Employment Termination Date and will be paid or provided to Executive during the period of 30 consecutive days that starts exactly six months and one day after the Employment Termination Date, except that if Executive dies before the end of six months after the Employment Termination Date, the payments, benefits, or reimbursements will be accumulated only through the date of Executive’s death and will be paid or provided not later than 30 days after the date of death.

A.2 Additional Limitations on Reimbursements and In-Kind Benefits. The reimbursement of expenses or in-kind benefits provided under any section of this Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any reimbursement of expenses or in-kind benefits provided under any section of this Agreement either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they will be subject to the following additional rules: (a) any reimbursement of eligible expenses will be paid within 30 days following Executive’s written request for reimbursement; provided that Executive provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that Nordson can make the reimbursement within the time periods required by Section 409A; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (c) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.

A.3 Compliance Generally. Nordson and Executive intend that the payments and benefits provided under the Agreement to which this Exhibit A is attached will either be exempt from the application of, or comply with, the requirements of Section 409A. The Agreement is to be construed, administered, and governed in a manner that effects that intent and Nordson will not take any action that is inconsistent with that intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A.

A.4 Termination of Employment to Constitute a Separation from Service. The parties intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with Nordson within the meaning of Section 409A. Executive and Nordson will take all steps necessary (including taking into account this Section A.4 when considering any further agreement regarding provision of services by Executive to Nordson after the Employment Termination Date) to ensure that (a) any termination of employment under this Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Employment Termination Date is the date on which Executive experiences a “separation from service” within the meaning of Section 409A.

A.5. Section 409A. The term “Section 409A” means that numbered section of the Internal Revenue Code. References in the Agreement to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to this specific Section by the U.S. Department of Treasury or the Internal Revenue Service.

EXHIBIT B

COMPENSATION AND EMPLOYMENT BENEFIT PLANS

1.	The Nordson Corporation 2012 Stock Incentive and Award Plan

2.	The Nordson Corporation Salaried Employees Pension Plan

3.	The Nordson Corporation Excess Defined Benefit Pension Plan

4.	The 2005 Nordson Corporation Excess Defined Benefit Pension Plan

5.	The Amended and Restated 2005 Nordson Corporation Excess Defined Benefit Pension Plan

6.	The Nordson Corporation Deferred Compensation Plan

7.	The 2005 Nordson Corporation Deferred Compensation Plan

8.	The Amended and Restated 2005 Nordson Corporation Deferred Compensation Plan

9.	The Nordson Corporation Employees’ Savings Trust Plan (NEST)

10.	The Nordson Corporation Salaried Employees’ Health Care Plan

11.	The Nordson Corporation Prescription Drug and Dental Plans

12.	The Nordson Corporation Short Term and Long Term Disability Plans

13.	The Nordson Corporation Group Life Insurance Plan-Salaried Employees

14.	The Nordson Corporation Group Travel Accident Plan

15.	Nordson Corporation’s policy of reimbursement for club dues, airline travel clubs, and the like

16.	Nordson Corporation’s policies regarding vacation, holidays, and paid time off.